Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CONSTAR INTERNATIONAL INC.

Constar International Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), was originally formed on April 7, 1927 under the name Allied International Investing Corporation. The Corporation changed its name to The Dorsey Corporation on February 18, 1959 and then changed its name to Constar International Inc. on April 30, 1987.

This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242, 245, 141(f) and 228 of the General Corporation Law of the State of Delaware.

This Amended and Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation to read in its entirety as set forth in full on the attached Exhibit A.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by             , this          day of             , 2002.

By:
Name:
Title:

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CONSTAR INTERNATIONAL INC.

1.  Name.    The name of the Corporation is Constar International Inc. (the “Corporation”).

2.  Registered Office and Agent.    The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, DE 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3.  Purpose; Powers; Duration.    The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware, as amended (the “GCL”), and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware. The term of existence of the Corporation is perpetual.

4.  Authorized Capital.    The aggregate number of shares of stock which the Corporation shall have authority to issue is 80,000,000 shares, consisting of 75,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

A.  Preferred Stock.    The Board of Directors will have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix, with respect to each such series prior to the issuance of any shares of the series to which such resolution relates, the designations, powers, preferences and rights of the shares of such series and any qualifications, limitations or restrictions thereof, including, without limitation:

1.
The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then-outstanding) from time to time by action of the Board of Directors;

2.	The dividend rate and the times of payment of dividends on the shares of the series, whether dividends will be cumulative and, if so, from what date or dates;

3.	The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

4.
Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

5.
Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

6.	The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

7.
Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

8.	Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

9.	Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

B.  Common Stock.    All shares of Common Stock will entitle the holders thereof to the following rights and privileges.

1.
Dividends.    Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

2.
Distribution of Assets.    Subject to the rights of the holders of Preferred Stock, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock will be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment.

3.
Voting Rights.    Except as otherwise expressly required by law or provided in this Amended and Restated Certificate of Incorporation, (a) the holders of any outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation, and (b) at each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of the Common Stock standing in such holder’s name on the Corporation’s stock transfer records. No holder of any shares of capital stock or other securities of the Corporation, whether now or hereinafter authorized, shall have any preemptive right to subscribe for or to purchase any shares of capital stock or other securities of the Corporation.

5.  Bylaws.    The Board of Directors of the Corporation is authorized to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of 80% of the voting power of all then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required so to adopt, amend or repeal any provision of the Bylaws of the Corporation.

6.  Board of Directors.

A.
The number of directors shall be from six to 13 as provided from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors regardless of whether there exist any vacancies in such authorized directorships. The directors shall be divided as equally as possible into three classes, with the term of office of the first class to expire at the Corporation’s first annual meeting of stockholders after the date of this Amended and Restated Certificate of Incorporation, the term of office of the second class to expire at the Corporation’s second annual meeting of stockholders after the date of this Amended and Restated Certificate of Incorporation and the term of office of the third class to expire at the Corporation’s third annual meeting of stockholders after the date of this Amended and Restated Certificate of Incorporation, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

B.
Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from the vacating of any director’s seat due to death, resignation, retirement, disqualification, removal from office or other cause shall be filled with a candidate approved by the majority vote of the remaining directors then in office, even if less than a quorum (and not by stockholders); and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires and until such director’s successor shall have been duly elected and qualified.

C.
Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

D.
Any director may be removed from office at any time only for cause by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Directors may not be removed from office without cause.

7.  Management of the Corporation.    The provisions of this Article 7 are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to Article 3, in addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the

directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.	The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting by such stockholders.

D.
Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board.

E.	Holders of Common Stock shall not be permitted to cumulate their votes.

8.  Right to Amend.    Subject to the following sentence, the Corporation reserves the right to amend any provision contained in this Amended and Restated Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation; provided, however, that any amendment or repeal of, or adoption of any provision inconsistent with, Article 9, Article 10 or Article 11 of this Amended and Restated Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal or adoption of any provision inconsistent therewith. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and in addition to approval of the Board of Directors, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Article 5, Article 6, any of Sections C-E of Article 7, Article 8, Article 9, Article 10 or Article 11 of this Amended and Restated Certificate of Incorporation.

9.  Limitation on Liability.    The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the GCL. Without limiting the generality of the foregoing, to the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the GCL, or (D) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. No amendment or repeal of this Article 9, or adoption of any provision to this Amended and Restated Certificate of Incorporation which is inconsistent with this Article 9 shall eliminate or reduce or otherwise adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment, repeal or adoption.

10.  Indemnification.

A.
The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or trustee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise (hereinafter an “indemnitee”), against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment); provided, that, the Corporation shall not be required to indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by or in the right of the Corporation to procure a judgment in its favor unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

B.
In addition to the right to indemnification conferred in paragraph A of this Article 10, expenses (including attorneys’ fees) incurred by an indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation authorized in this Article 10.

C.
The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

D.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Section 145 of the GCL.

E.
The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors, officers and trustees of the Corporation.

F.
For purposes of this Article 10, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, trustees, employees or agents, so that any person who is or was a director, officer, trustee, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 10 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

G.
For purposes of this Article 10, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, trustee, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, trustee, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation for purposes of this Article 10.

H.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 10 shall be contract rights and shall continue as to a person who has ceased to be a director, officer, trustee employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any amendment, alteration or repeal of this Article 10 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

11.  Corporate Opportunity.

A.
If Crown Cork & Seal Company, Inc. (“Crown”) or any of its Affiliates (collectively, “Parent”) or any director or officer of the Corporation who is also a director, officer or employee of Parent acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Corporation shall have no interest in, and no expectation that, such Corporate Opportunity be offered to it, any such interest or expectation being hereby renounced so that Parent and such individuals (i) shall (A) have no duty to communicate or present such Corporate Opportunity to the Corporation and (B) have the right to hold any such Corporate Opportunity for Parent’s (and its officers’, directors’, agents’, stockholders’, members’, partners’, Affiliates’ or Subsidiaries’) own account and benefit or to recommend, assign or otherwise transfer or deal in such Corporate Opportunity to Persons other than the Corporation or any Affiliate of the Corporation and (ii) cannot be, and shall not be, liable to the Corporation or its stockholders for breach of any fiduciary duty as an officer or director of the Corporation or otherwise by reason of the fact that Parent or any such individual pursues or acquires such Corporate Opportunity for Parent, directs, sells, assigns or otherwise transfers or deals in such Corporate Opportunity to another Person, or does not communicate information regarding such Corporate Opportunity to the Corporation.

B.	For purposes of this Article 11, the following terms shall have the following meanings:

1.	“Affiliate” means, as applied to a Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person;

2.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, options, warrants, participation or other equivalents of or interest in (however designated) the equity of such Person, including any preferred stock;

3.
“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

4.
“Corporate Opportunity” means an investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any other Person in which the Corporation has an equity interest could have an interest or expectancy;

5.	“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature;

6.
“Subsidiary” of any Person means any other Person of which more than fifty percent (50%) of the total Voting Power thereof or the Capital Stock thereof is at the time owned or Controlled, directly or indirectly, by the first Person and/or one or more of its Subsidiaries; and

7.	“Voting Power” means, as of the date of determination, the voting power in the general election of directors, managers or trustees, as applicable.

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